Exhibit 1.3

PROCEEDS ESCROW AGREEMENT

THIS AGREEMENT, made and entered into this              day of                 , 2002, by and among Pelion Systems, Inc. (the “Company”); Bathgate Capital Partners LLC (the “Underwriter”); and AMG Guaranty Trust, National Association (the “Escrow Agent”).

WHEREAS, the Company desires to make a public offering of up to 350,000 Units, each Unit consisting of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (the “Units”), on a 95,000 Unit minimum “best efforts, all or none,” 350,000 Unit maximum “best efforts” basis, under an arrangement whereby all Units are to be offered to investors through the Underwriter at an offering price of $6.00 per Unit (the “Offering”); and

WHEREAS, the Company and the Underwriter have entered into a Underwriting Agreement with respect to the proposed Offering of Units (the “Underwriter Agreement”); and

WHEREAS, the parties wish to enter into an agreement pursuant to which the gross proceeds from up to 350,000 Units sold in the Offering would be impounded in escrow, which gross proceeds may be released to the Company only in the event of the sale of the first 95,000 Units within the time set forth herein and otherwise the escrowed gross proceeds are to be returned by the Escrow Agent to the purchasers of the Units;

WHEREAS, it is the intent of the parties that this Agreement conform with the provisions of SEC Rule 15c2-4; and

WHEREAS, the Company, the Underwriter, and the Escrow Agent desire to enter into an agreement with respect to the above described escrow;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, IT IS HEREBY AGREED as follows:

1.  The Underwriter shall deliver to the Escrow Agent, promptly upon receipt thereof (that is, by noon of the next business day after receipt of customer funds), all proceeds from the sale of up to 350,000 Units in the Offering at an offering price of $6.00 per Unit (a total of $2,100,000) together with a written account of each sale, which account shall set forth, among other things, the names, addresses, and social security or tax identification numbers of the purchasers, the number of Units purchased by them, the amount paid therefor, and the date of the sale.

2.  All money delivered to the Escrow Agent for the 350,000 Units pursuant hereto shall be deposited immediately by the Escrow Agent in a separate non-interest bearing account designated substantially as follows: Pelion Systems, Inc. Escrow Account” (the “Escrow Account”). The Escrow Account shall be created and maintained subject to the customer rules and regulations of the Escrow Agent pertaining to such accounts; and in conformity with SEC Rule 15c2-4.

3.  During the Escrow Period (as hereinafter defined), none of the amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity, and, except as expressly provided herein with respect to payments by the Escrow Agent to the Company and the Underwriter, the Escrow Agent shall make or permit no disbursement from the Escrow Account. The Escrow Agent shall not be required to make any disbursement until all funds deposited with it have cleared and been finally paid.

4.  The Escrow Period shall begin on the date of this agreement and shall terminate on the first to occur of the following dates:

(a)  [Termination Date] The preceding termination date may be extended to a date not later than [extension date] upon the mutual written agreement of the Company and the Underwriter, with a copy of such joint extension agreement provided to the Escrow Agent.

(b)  The date upon which the Underwriter has sold 95,000 Units and gross minimum proceeds of $570,000 have been deposited with the Escrow Agent and have been finally paid. This period may be extended until up to the total of 350,000 Units have been sold upon the mutual agreement of the Company and the Underwriter, but not beyond the date provided in 4.(a).

(c)  Upon the mutual written agreement of the Company and the Underwriter, with a copy of such joint agreement provided to the Escrow Agent.

(d)  In any event, the Escrow Period shall terminate not later than [Extension Date].

5.  The closing of the escrow (the “Closing”) will be held within three (3) days after the date that the Escrow Agent has notified the Company and the Underwriter that at least $570,000 in collected funds have been deposited in the Escrow Account. After the Closing, any funds received by the Escrow Agent shall be deposited into a separate interest-bearing account, which will require the signatures of both the Company and the Underwriter to release funds.

6.  In the event the Escrow Period terminates pursuant to paragraph 4(b), the Escrow Agent shall pay over to the Company and the Underwriter all funds in the Escrow Account without interest thereon or deduction therefrom as promptly as possible on the basis of its records in accordance with joint written instructions from the Company and the Underwriter to the Escrow Agent, which shall specify the date, time and place of delivery of the proceeds and the amounts of the proceeds to be paid to the Company and the Underwriter. At such time as the Escrow Agent shall have made the payments and remittances provided of in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

7.  In the event the Escrow Period terminates pursuant to paragraphs 4(a), 4(c), or 4(d), the Escrow Agent, as promptly as possible, but in no event later than five (5) business days after such termination or when all funds are collected and on the basis of its records, shall return to each of the purchasers of the Units the amounts paid by them for the purchase of the Units and collected by the Escrow Agent, without interest or deductions. Each amount paid or payable to each purchaser pursuant to this paragraph shall be deemed to be the property of each purchaser, free and clear of any or all claims of the Company or of any of its creditors, and the respective agreements to purchase the Units made and entered into in the Offering shall thereupon be deemed to be canceled without any further liability of said purchasers to pay for the Units purchased. The Escrow Agent shall be required to make such payment only to the person named in the written account of each sale to be furnished by the Underwriter pursuant to paragraph 1 hereof at the address given in such paragraph 1 written account. With regard to any funds payable to purchasers of Units which the Escrow Agent cannot disburse to said purchasers because the address given in the paragraph 1 written account is defective or which the Escrow Agent cannot, for any other reason, disburse to said purchaser, the Escrow Agent shall at its option and sole discretion either: (a) deposit said funds with the Clerk of the District Court of the City and County of Denver, State of Colorado or with the Clerk of the United States District Court for the District of Colorado or with any other

United States District Court of the Escrow Agent’s choosing, and interplead the parties hereto, or (b) retain such funds until a valid determination regarding such purchaser can be made. Upon the Escrow Agent’s so depositing such funds and filing its complaint in interpleader under subparagraph (a), the parties herein, for themselves, their heirs, successors and assigns, do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceeding mentioned in this paragraph.

8.  The Underwriter and the Company shall give the Escrow Agent immediate written notice of the date upon which the Offering will commence and will promptly furnish the Escrow Agent with a copy of the Prospectus.

9.  The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder to the Company, the Underwriter, or to any other party, except as expressly set forth herein.

10.  The Escrow Agent shall have no obligation to invest any of the deposited funds or to pay interest thereon.

11.  The Escrow Agent shall not issue any certificate of deposit, stock certificate, or any other instrument or document representing any interest in the deposited funds, but written notice acknowledging receipt of the deposited funds from the Underwriter will be delivered from time to time, but no more frequently than once per week, by the Escrow Agent to the Company and the Underwriter. The Escrow Agent shall give the Company and the Underwriter prompt written notice when collected funds deposited with it total $570,000 and said funds have been finally paid and shall make an accounting to the Company and the Underwriter when and if it pays escrow funds pursuant to paragraph 6 or 7. The Escrow Agent shall not be responsible for fees in conjunction with the issuance or transfer of Units.

12.  The Company and the Underwriter shall provide to the Escrow Agent all information necessary to facilitate the administration of this Agreement, and the Escrow Agent may rely upon any such information provided. In performing nay of its duties hereunder, the Escrow Agent shall not incur any liability for any claims, damages, losses, costs, or expenses, except for willful misconduct or gross negligence, and it shall, accordingly, not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

13.  The Company and Underwriter shall indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities, costs, and expenses, including reasonable costs of investigation and attorney’s fees, court costs and disbursements which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder or in the performance of its duties hereunder, including any litigation arising from this Agreement, or from any other suit or court proceeding arising in any other way from the Agreement or involving the subject matter hereof. The Company and the Underwriter shall promptly deliver copies to the Escrow Agent of any pleading or request for discovery served on them which might in any way affect the Offering.

14.  The Escrow Agent is hereby expressly authorized and directed to disregard any and all notices or warnings given by the Company and the Underwriter, other than those notices and warnings specifically called for in this Agreement, or by any other person or corporation, excepting only orders or process of court, and is hereby expressly authorized to comply with and obey any and all orders, judgments, or decrees of any court, and in case the Escrow Agent obeys or complies with any such order, judgment, or decree of any court, it shall not be liable to the Company, the Underwriter or to any other person, firm, or corporation by reason of such compliance, notwithstanding that any such order, judgment, or decree may be subsequently reversed, modified, annulled, set aside or vacated, or found to have been entered without jurisdiction.

15.  The Escrow Agent shall have no duty to know or determine the performance or non-performance of any provision of any agreement between the other parties hereto, and the original, or a copy, of any such agreement deposited with the Escrow Agent shall not bind said agent in any manner. The Escrow Agent assumes no responsibility for the validity or sufficiency of any documents or paper or payments deposited or called for hereunder except as may be expressly and specifically set forth in this agreement in clear an unambiguous language, and the duties and responsibilities of the Escrow Agent are limited to those expressly and specifically stated in this agreement in such language.

16.  The Company agrees to pay $1,000 to the Escrow Agent upon the execution of this Agreement as payment for the Escrow Agent’s fee. In the event the Escrow Period terminates without reaching the minimum, the Company agrees to pay the Escrow Agent $             for each disbursement which the Escrow Agent is required to make pursuant to paragraph 7 of this Agreement.

17.  This Agreement constitutes an integrated contract and is the entire agreement among the parties, apart from the corporate resolution of the Company authorizing the Offering. No parol evidence may be considered in determining the meaning of any term used herein or interpreting this Agreement.

18.  All notices, demands, or requests required or authorized hereunder shall be deemed give sufficiently if in writing and sent by registered mail or certified mail, return receipt required and postage prepaid, or by tested telex, telegram or cable to:

in case of the Company:

Pelion Systems, Inc.
1455 Dixon Avenue, Suite 300
Lafayette, Colorado 80026
Attn: Thomas Plunkett, CEO

with a copy to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.
3400 City Center, 33 South Sixth Street
Minneapolis, MN 55402
Attn: Rick Hauser, Esq.

in the case of the Underwriter:

Bathgate Capital Partners LLC
5350 S. Roslyn Street, Suite 400
Englewood, Colorado 80111
Attn: Vicki D. E. Barone

in the case of the Escrow Agent:

AMG Guaranty Trust, National Association
6200 S. Syracuse Way #100
Greenwood Village, Colorado 80111
Attn: Robert L. Mueller
Phone (303) 694-2190

19.  This Agreement shall be governed and interpreted by the laws of the State of Colorado.

IN WITNESS WHEREOF, the Company, the Underwriter, and the Escrow Agent have executed this Proceeds Escrow Agreement on the day and year first above written.

THE UNDERWRITER: BATHGATE CAPITAL PARTNERS LLC	THE COMPANY: PELION SYSTEMS, INC.

By:	By:

THE ESCROW AGENT:

AMG GUARANTY TRUST, National Association

By:

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